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Exhibit 10.8

TRANSFERRED IP LICENSE AGREEMENT

between:

SPECIALTYSEMI, INC.,
a Delaware corporation;

NEWPORT FAB, L.L.C.,
a Delaware limited liability company;

and

CONEXANT SYSTEMS, INC.,
a Delaware corporation

Dated as of March 12, 2002

Confidential treatment is being requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

TRANSFERRED IP LICENSE AGREEMENT

        THIS TRANSFERRED IP LICENSE AGREEMENT (this "Agreement") is entered into as of March 12, 2002 (the "Effective Date") by and between Conexant Systems, Inc., a Delaware corporation ("Conexant"); Newport Fab, L.L.C., a Delaware limited liability company ("Jazz"); and Specialtysemi, Inc., a Delaware corporation (the "Company").

RECITALS

        A.    As contemplated by the Asset Contribution Agreement by and between Conexant, the Company, and Carlyle Capital Investors, L.L.C. dated February 23, 2002 (the "Contribution Agreement"), the Company has been formed to operate a semiconductor wafer fabrication facility currently located in Newport Beach, California (the "Newport Beach Fab") and to carry out the business of providing semiconductor wafer fabrication and related services to Conexant and third parties.

        B.    As part of the transactions contemplated by the Contribution Agreement, Conexant is assigning to Jazz or the Company certain intellectual property used in the operations of the Newport Beach Fab.

        C.    The Parties desire that Jazz and the Company license back to Conexant the intellectual property being assigned to Jazz and the Company pursuant to the Contribution Agreement, as set forth in this Agreement.

        NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.    DEFINITIONS.    Capitalized terms not expressly defined elsewhere in this Agreement have the following meanings:

        1.1   "Affiliate" of an entity means any entity that controls, is controlled by, or is under common control with the first entity, where control means direct or indirect ownership of fifty percent (50%) or more of the outstanding voting stock or other equity interests ordinarily having voting rights.

        1.2   "Conexant Products" means semiconductor devices and products that are or were (a) designed or developed by or for Conexant or any Conexant Affiliate, or any company (or business unit or division of another company) acquired at any time (whether by acquisition of assets, acquisition of stock, merger, or otherwise) by Conexant or any Conexant Affiliate, or (b) designed or developed by Rockwell International Corporation (or any company (or business unit or division of another company) acquired by Rockwell International Corporation or an Affiliate of Rockwell International Corporation (whether by acquisition of assets, acquisition of stock, merger, or otherwise)) prior to December 31, 1998 (provided that the rights to such semiconductor devices and products have been transferred by Rockwell International Corporation to Conexant).

        1.3   "Conexant Spin-off means any entity that is a successor of any portion of the business of Conexant resulting from a spin-off, sale, or divestiture of such business, regardless of whether or not Conexant retains an equity or ownership interest in such entity. Without limiting the foregoing, the Parties agree and acknowledge that Mindspeed Technologies and Conexant's wireless business (which is referred to within Conexant as "LeaderCo") are, or upon the date of divestiture will be, Conexant Spin-offs. Notwithstanding the foregoing, a third party that has its own existing business or businesses and that purchases all or substantially all of the assets of a Conexant business unit, division, or operation, or a majority of the securities of any Conexant Affiliate, will not be considered a Conexant Spin-off.

        1.4   "Conexant Affiliate" means any entity that at any time during the term of this Agreement is an Affiliate of Conexant.

        1.5   "Intellectual Property Rights" means any and all worldwide (a) rights associated with works of authorship, including copyrights, moral rights, and mask works; (b) trade secret rights; (c) patents and patent rights; (d) other proprietary rights in know-how, inventions, ideas, algorithms, formulae, methods, processes, techniques, proprietary information, software, semiconductor devices, and other types of technology; and (e) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of the foregoing. As used in this Agreement, however, the term "Intellectual Property Rights" does not include trademark, trade name, or similar rights.

        1.6   "Licensed Patents" means the Transferred Patents and all continuations, continuations-in-part, counterparts (U.S. and foreign), divisionals, re-examinations, and reissues of he Transferred Patents.

        1.7   "Licensed TSMC IP Rights" has the meaning given to such term in Exhibit A.

        1.8   "Party" means Conexant, Jazz, or the Company, as the context requires, and "Parties" means Conexant, Jazz, and the Company collectively.

        1.9   "Process Technology" has the meaning given to such term in the Contribution Agreement.

        1.10 "Specialty Process Technology" means Bipolar, Bi-CMOS, and SiGe Process Technology.

        1.11 "TSMC" means Taiwan Semiconductor Manufacturing Corporation.

        1.12 "TSMC Exclusive Field" means the field of SiGe BiCMOS processing and manufacture of wafers with circuit geometries of 0.35 micron and 0.18 micron.

        1.13 "TSMC License Agreement" means the License and Supply Agreement dated January 10, 2001 between Conexant and TSMC.

        1.14 "Transferred Know-How" has the meaning given to such term in the Contribution Agreement.

        1.15 "Transferred Patents" has the meaning given to such term in the Contribution Agreement.

2.     LICENSE GRANTS

        2.1    License Under Transferred Patents.    Subject to the limitations expressly stated in this Agreement, Jazz hereby grants to Conexant and Conexant Affiliates that agree in writing to be bound by this Agreement a non-exclusive, worldwide, irrevocable, royalty-free and fully-paid license under the Licensed Patents to make Conexant Products, to have Conexant Products made for Conexant and Conexant Affiliates by third-party manufacturers, and to import, use, sell, and offer to sell such Conexant Products. This license is irrevocable and will remain in effect until the expiration of the last Licensed Patent to expire.

        2.2    License Under Transferred Know-How.    Subject to the limitations expressly stated in this Agreement, Jazz hereby grants to Conexant and Conexant Affiliates that agree in writing to be bound by this Agreement a non-exclusive, worldwide, perpetual and irrevocable, royalty-free and fully-paid, license under all of Jazz's Intellectual Property Rights in the Transferred Know-How to use the Transferred Know-How to develop, improve, make, have made, use, import, export, sell, and offer to sell Conexant Products; to use, reproduce, modify, and create derivative works of the documents, software, and other copyrighted materials included in the Transferred Know-How in order to develop, improve, make, have made, use, import, export, sell, and offer to sell Conexant Products; and to distribute such documents, software, and other copyrighted materials to third-party manufacturers in order to enable such third-party manufacturers to make Conexant Products for Conexant or Conexant Affiliates.

3.     LIMITATIONS

        3.1    Process Technology.    In no event may Conexant or any Conexant Affiliate sublicense any Licensed Patent or Transferred Know-How to any third party for the purpose of enabling such third party to provide semiconductor fabrication services (or similar services) to anyone other than Conexant or Conexant Affiliates.

        3.2    Sublicenses and Assignment.    Except as provided below and in Section 10.8, in no event may Conexant, or any Conexant Affiliate or Conexant Spin-off assign, sublicense, or otherwise transfer any of its rights under the license granted in Section 2 without the express, prior written consent of Company, which consent may be withheld in the sole discretion of Company. Conexant may grant sublicenses under the licenses granted in Section 2 only: (a) to Conexant Spin-offs, (b) in connection with the sale of all or any part of any Conexant business, business unit, division, or operation, and/or (c) to third-party manufacturers (but only for the purpose of having such third-party manufacturers manufacture Conexant Products for Conexant and Conexant Affiliates and provide related services (including testing, assembly, and packaging services) to Conexant and Conexant Affiliates). Before granting any such sublicense, Conexant will ensure that the sublicensee has signed a binding written agreement containing, at a minimum, the terms set forth in Exhibit B, and at the Company's request, Conexant will provide a copy of each such sublicense agreement. In no event may Conexant sublicense rights broader in scope than the rights licensed to Conexant in this Agreement (it being understood that in the case of sublicenses granted to Conexant Spin-offs or purchasers of a Conexant business, business unit, division, or operation, the term "Conexant Products" will be interpreted as if (i) the name of such Conexant Spin-off or such purchaser were substituted for "Conexant" in clause (a) of such definition, (ii) clause (b) of such definition will be interpreted to mean any and all Conexant Products (as originally defined) that are transferred to such Conexant Spin-off or such purchaser in connection with the spin-off or divestiture, and (iii) references to "Conexant Affiliates" will be interpreted to mean Affiliates of such Conexant Spin-off or such purchaser). Except as expressly provided in this Section 3.2, Conexant may not grant any sublicenses under the licenses granted in Section 2 (it being understood that implied sublicenses arising under the "exhaustion" or "first sale" doctrine or similar legal principles are still allowed).

        3.3    Change in Control; Right of First Refusal.    In the event of a Change in Control (as defined below) of Conexant or a Conexant Spin-off, the licenses (or sublicenses) granted to Conexant or the Conexant Spin-off (as the case may be) under or pursuant to this Agreement will continue, subject to the following limitation. In order for the licenses (or sublicenses) to extend to Conexant Products (which term shall be interpreted, in the case of a Conexant Spin-off, as provided in Section 3.2) manufactured using Specialty Process Technology other than those that were manufactured before, or are being manufactured or are under development as of, the date of such Change in Control, for a period of two (2) years after such Change in Control the purchaser or surviving entity in such Change in Control must give the Company a right of first refusal to supply all such products that are manufactured using the Specialty Process Technology licensed (or sublicensed) to Conexant or the Conexant Spin-off. As used above, "Change in Control" of Conexant or a Conexant Spin-off means the occurrence of any of the following: (i) a sale of assets representing more than fifty percent (50%) of the net book value or fair market value of Conexant's (or the Conexant Spin-off's) consolidated assets (in a single transaction or in a series of related transactions) other than to an Affiliate of Conexant (or the Conexant Spin-off); (ii) a merger or consolidation of Conexant or the Conexant Spin-off with a third party, whether or not Conexant or the Conexant Spin-off is the surviving entity, in which Conexant's or the Conexant Spin-off's stockholders immediately before such merger or consolidation do not own, directly or indirectly, more than fifty percent (50%) of the outstanding stock of the surviving entity; or (iii) an acquisition, other than in a merger or consolidation of the type referred to in clause (ii) of this sentence, of beneficial ownership of outstanding voting securities of Conexant or the Conexant Spin-off representing at least fifty percent (50%) of the combined voting power of Conexant or the Conexant Spin-off, in a single transaction or series of related transactions.

        3.4    ImagerCo.    Notwithstanding anything to the contrary contained herein, to the extent that the licenses granted in Section 2 relate to Process Technology, if Conexant sells or spins off the business currently conducted by the division within Conexant known as "ImagerCo", any sublicense granted to the purchaser of such business or the Conexant Spin-off that carries on such business must exclude Specialty Process Technology. Conexant further acknowledges and agrees that, notwithstanding Section 10.8 below, in no event may any assignment have the effect of assigning any rights in or to the Specialty Process Technology to any Conexant Spin-off of ImagerCo, or any direct or indirect acquiror of all or any part of the assets or securities of any Conexant Spin-off of ImagerCo.

        3.5    Savings Clause.    Conexant's rights under the licenses granted in Section 2.1 and Section 3.1 are limited, solely with respect to the TSMC Licensed IP Rights and solely within the TSMC Exclusive Field, to the rights reserved by Conexant in section 2.1(b) of the TSMC License Agreement.

4.     SECOND SOURCES

        The Company will use reasonable efforts to assist Conexant and Conexant Spin-offs in establishing and qualifying third-party manufacturers as second sources as Conexant and Conexant Spin-offs may reasonably request from time to time, provided that such efforts do not unduly interfere with the Company's normal business operations. If the disclosure of Confidential Information to a third-party manufacturer is necessary in the course of establishing and qualifying such third-party manufacturer, the Company will disclose such Confidential Information to the third-party manufacturer, provided that the third-party manufacturer is bound by confidentiality obligations no less restrictive than those set forth in Section 6 (it being understood that use of such Confidential Information to manufacture products for Conexant and Conexant Spin-offs and to provide related services (including testing, assembly, and packaging services) to Conexant and Conexant Spin-offs will be a permitted use). If the Company's personnel are needed to provide on-site training or assistance to the third-party manufacturer in the course of establishing and qualifying the third-party manufacturer, Conexant will reimburse the Company, at the Company's standard time and materials rates and in accordance with Conexant's expense reimbursement policies, for the time and out-of-pocket expenses of such Company personnel.

5.     RESERVATION OF RIGHTS

        The Company retains all rights (including ownership rights) in the Licensed Patents and Transferred Know-How not expressly licensed to Conexant in this Agreement. Nothing in this Agreement shall be construed, by implication or otherwise, to transfer to Conexant title to, or any ownership interest in, the Licensed Patents or Transferred Know-How or any trademarks of the Company. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed to grant Conexant any license under any patent or patent application owned by the Company that is not a Licensed Patent.

6.     CONFIDENTIALITY

        6.1    Confidentiality Obligations.    The Parties acknowledge that any nonpublic information disclosed or provided by one Party to another Party in connection with this Agreement will be subject to the Confidentiality Agreement between the Parties of even date herewith.

        6.2    Terms of Agreement.    Neither Party will disclose any terms of this Agreement to anyone other than to an Affiliate, actual and prospective financing sources, actual and prospective investors, actual and prospective purchasers of all or substantially all of the assets of a Party or any business of such Party, and its attorneys, accountants, and other professional advisors under a duty of confidentiality (or, in the case of Conexant, to Conexant Spin-offs), except as required by law or pursuant to a mutually agreeable press release or to a third party under a duty of confidentiality in connection with a proposed sale of all or part of such Party's business.

7.     INDEMNIFICATION FOR [...***...] CLAIMS

        7.1    Indemnity.    Conexant will, at its own expense, defend any and all claims, suits, or actions (collectively, "Claims") asserted or brought against Jazz, the Company, or any of their respective Affiliates by [...***...] or any of its Affiliates or successors in interest arising from or relating to the licenses granted by Jazz in Sections 2.1 and/or 2.2 and/or any sublicense granted by Conexant, a Conexant Affiliate, or a Conexant Spin-off under Section 3.2 with respect to the [...***...], and Conexant will indemnify and hold Jazz, the Company, and their respective Affiliates harmless from and against all damages, liabilities, costs, and expenses (including reasonable attorneys' fees) incurred by Jazz, the Company, or their respective Affiliates as a direct result of any and all such Claims, including any damages awarded by a court or an arbitrator or agreed to by Conexant in a settlement (regardless of whether and how such damages are characterized). However, Conexant will not be responsible for, or obligated to indemnify or hold Jazz, the Company, or any of their respective Affiliates harmless from or against, any lost profits, loss of revenue, loss of goodwill, or other consequential or incidental damages that Jazz, the Company, or any of their respective Affiliates may claim to have suffered or incurred as an indirect result of any Claim covered by this Section 7.1.

        7.2    Defense of Claims.    In the event of any assertion or commencement by [...***...] or any of its Affiliates or successors in interest of any Claim against Jazz, the Company, or any of their respective Affiliates covered by Section 7.1, the Company shall promptly notify Conexant in writing, and Conexant will have the right and obligation to defend such Claim at Conexant's expense with counsel of its own choice and will be entitled to settle or compromise such Claim with the consent of the Company (which consent shall not be unreasonably withheld, it being further understood and agreed that the Company will not withhold its consent to any settlement or compromise that requires only the payment of a monetary amount by Conexant and does not in any manner restrict or limit the rights of Jazz or the Company to use the [...***...] or otherwise conduct the Wafer Fabrication Operations). Jazz and the Company will reasonably cooperate with Conexant in connection with Conexant's defense of any such Claim (at the cost and expense of Conexant) and will provide to Conexant such information as may be reasonably requested by Conexant in connection with the defense of such Claim; provided that such cooperation shall not require Jazz or the Company to defend any such Claim.

8.     DISCLAIMERS

        8.1    General.    THE COMPANY AND JAZZ MAKE NO WARRANTIES IN THIS AGREEMENT WITH RESPECT TO ANY INTELLECTUAL PROPERTY RIGHTS LICENSED TO CONEXANT IN THIS AGREEMENT, AND DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES (OTHER THAN THE EXPRESS WARRANTIES IN THE CONTRIBUTION AGREEMENT), INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

        8.2    Specific.    Without limiting the generality of Section 8.1, nothing in this Agreement shall be construed as giving rise to:

  (a)
  a warranty or representation as to the validity or scope of any Intellectual Property Right licensed to Conexant in this Agreement; or

  (b)
  a warranty or representation that any manufacture, sale or use of any products will not infringe the intellectual property rights of others; or

  (c)
  an agreement to bring suit against third parties for infringement of any patent; or

Confidential treatment is being requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

  (d)
  an obligation to furnish any technical information or know-how to Conexant (except as expressly provided in Section 4).

        8.3    Clarification.    Nothing in this Section 8 will impair any rights or remedies of either Party under the Contribution Agreement.

9.     LIMITATION OF LIABILITY

        9.1    Consequential Damages.    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING FROM THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE TYPE OF CLAIM AND EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        9.2    Liability Limit.    EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT WILL ANY PARTY'S AGGREGATE, CUMULATIVE LIABILITY TO THE OTHER PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT, INCLUDING ANY APPLICABLE PENALTIES, EXCEED FIVE MILLION U.S. DOLLARS (US $5,000,000). THIS LIMITATION ON LIABILITY IS CUMULATIVE WITH ALL PAYMENTS BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS OR SUITS WILL NOT ENLARGE THE LIMIT.

        9.3    Exceptions.    SECTIONS 9.1 AND 9.2 WILL NOT APPLY TO ANY BREACH OF SECTION 3.1 OR SECTION 3.2 OR TO CONEXANT'S OBLIGATIONS UNDER SECTION 7. NOTHING IN THIS SECTION 9 SHALL BE CONSTRUED AS LIMITING EITHER PARTY'S RIGHTS OR REMEDIES UNDER THE CONTRIBUTION AGREEMENT.

10.   GENERAL

        10.1    Agency.    Under this Agreement (i) each Party will be deemed to be an independent contractor and not an agent, joint venturer, or representative of the other Parties; (ii) no Party may create any obligations or responsibilities on behalf of or in the name of the other Parties; and (iii) no Party will hold itself out to be a partner, employee, franchisee, representative, servant, or agent of the other Parties.

        10.2    Governing Law; Venue and Jurisdiction.    This Agreement will be governed by, subject to, and construed in accordance with the internal laws of the State of Delaware, as such laws apply to contracts between Delaware residents performed entirely within Delaware. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

        10.3    Dispute Resolution.    The Parties will act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, controversy or disagreement arising out of or relating to or in connection with this Agreement or the breach, termination or validity hereof (each a "Dispute") between the Parties under or related to this Agreement or any of the transactions contemplated hereby.

          (a)   Upon the written request (a "Request") of a Party, the other Party shall commence good faith negotiations with the goal of resolving the Dispute on a mutually satisfactory basis. If the Dispute has not been resolved to the satisfaction of the Parties within fifteen (15) days after the date on which the Request is delivered, the Dispute shall immediately be referred to senior officers of each Party. The senior officers of each Party (e.g., chief executive officer and/or chief executive officer of international business) shall meet immediately, and in no case later than thirty (30) days after the date on which the Request is delivered, for a minimum of two (2) days with a mutually selected mediator and attempt in good faith to negotiate a resolution of the Dispute. If the Parties are unable to resolve the Dispute within thirty-five (35) days after the date on which the Request is delivered, then any relevant Party may submit the Dispute to arbitration as the exclusive means of resolving it in accordance with the procedures set forth in this Section 10.3.

          (b)   Except as otherwise specified in this Section 10.3, any Dispute not resolved through the procedure set forth above shall be finally settled by arbitration in accordance with the International Rules and Procedures of the American Arbitration Association (the "Arbitration Rules"), which are deemed to be incorporated by reference herein except as otherwise modified herein.

          (c)   The arbitration situs shall be Wilmington, Delaware, and the laws of the State of Delaware shall be applied.

          (d)   In the event of arbitration, there shall be one arbitrator who shall be jointly nominated by the Parties. If the Parties fail to so nominate the arbitrator within thirty (30) days from the date on which the Dispute is submitted to arbitration pursuant to this Section 10.3, at the request of any Party, the arbitrator shall be appointed in accordance with the Arbitration Rules.

          (e)   The arbitration hearing shall commence no later than ninety (90) days following the appointment of the sole arbitrator, and the final award shall be rendered no later than thirty (30) days following the close of the hearing.

          (f)    Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, provide the other with copies of documents relevant to the issue raised by any claim or counterclaim. Other discovery may be ordered by the arbitrator to the extent the arbitrator deems additional discovery relevant and appropriate, and any dispute regarding discovery, relevance or scope thereof, shall be determined by the arbitrator, which determination shall be conclusive.

          (g)   By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, injunctive or other equitable relief or an order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

          (h)   The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal in connection with the Dispute. Judgment upon any award may be entered in any court having competent jurisdiction thereof.

          (i)    The costs of the arbitration shall be borne as determined in accordance with the Arbitration Rules; provided, however, that to the extent a Party is non-prevailing or unsuccessful on a claim in an arbitration proceeding under this Section 10.3 as determined by the arbitrator, that Party shall pay the prevailing or successful Party's costs and expenses incurred in connection with the arbitration of that Dispute, including attorneys' fees and arbitration expenses, whether or not such Dispute is prosecuted to award or judgment.

          (j)    Subject to the receipt of any applicable governmental approval, any monetary award shall be made and promptly payable in U.S. dollars, if due in U.S. dollars, free of any deduction or offset, and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. The arbitral tribunal shall have the authority to award any remedy or relief proposed by the claimants or respondents pursuant to this Agreement, including without limitation, a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of an injunction.

          (k)   Notwithstanding anything to the contrary in this Section 10.3, any Party may seek injunctive relief in any court of competent jurisdiction as it deems necessary to protect its Intellectual Property Rights.

        10.4    Export Laws.    The Company agrees that it will not, in the course of exercising the rights licensed or sublicensed to it in this Agreement, export or reexport, resell, ship, or divert or cause to be exported or reexported, resold, shipped, or diverted directly or indirectly any software, documentation, or technical data incorporating any software to any country for which the government (or any agency thereof) of the United States, or any foreign sovereign government with competent jurisdiction requires an export license or other governmental approval without first obtaining such license or approval.

        10.5    Bankruptcy.    The Parties acknowledge and agree that this Agreement is a contract under which Conexant and Conexant Affiliates are licensees of a right to intellectual property as provided in Section 365(n) of Title 11, United States Code.

        10.6    Amendment; Later Agreement.    This Agreement may not be amended, modified, or supplemented by the Parties in any manner, except by an instrument in writing signed by both Parties and specifically reciting that it amends this Agreement. No purchase order or acknowledgement will amend this Agreement. All matters designated herein as subject to agreement of the Parties must be agreed upon in a writing signed by authorized representatives of both Parties for such agreement to be effective.

        10.7    Notices.    Any notice, consent, approval, or other communication intended to have legal effect to be given under this Agreement must be in writing and will be delivered (as elected by the Party giving such notice): (i) personally; (ii) by postage prepaid registered or certified airmail, return receipt requested; (iii) by express courier service; or (iv) by facsimile with a confirmation copy deposited prepaid with an express courier service. Unless otherwise provided herein, all notices will be deemed to have been duly given on: (y) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally, by mail, or by express courier; or (z) one (1) business day after receipt by telecopy if the telecopy was accompanied by the mailing of the notice via mail or courier service. Each Party may change its address for purposes hereof on not less than three (3) days' prior notice to the other Party. Notice hereunder will be sent to the following addresses (with a copy to the legal department):

If to Conexant, to:	If to the Company or Jazz, to:
Conexant Systems, Inc. 4311 Jamboree Road Newport Beach, CA 92660 Attn: General Counsel Facsimile: (949) 483-9576	Carlyle Capital Investors, L.L.C. c/o The Carlyle Group 101 S. Tryon Street, 25th Floor Charlotte, N.C., 28280 Attn: Claudius E. Watts, IV Facsimile: (704) 632-0299
with a copy to:	with a copy to:
Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121 Attn: Carl R. Sanchez, Esq. Facsimile: (858) 550-6420	Latham & Watkins 555 11th Street N.W., Ste 1000 Washington, D.C., 20004-1304 Attn: Raymond B. Grochowski, Esq. Facsimile: (202) 637-2201

        10.8    Assignment.    Except as otherwise expressly provided in this Agreement, neither Party shall assign or transfer this Agreement or all or any part of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party. Notwithstanding the foregoing, but subject to the remainder of this Section 10.8, either Party may assign this Agreement, in whole or in part, without the consent of the other Party: to (i) any of the assigning Party's Affiliates; (ii) a successor in the event of a merger or acquisition of all or substantially all of the assets of such Party; or (iii) a successor of any portion of the business of a Party resulting from a divestiture of such business; provided that such assignee shall agree in writing to be bound by the terms and conditions contained herein. In addition to the foregoing, each Party may assign all of its rights to any person providing financing to such Party as collateral security for such financing, provided that no such assignment shall relieve such Party from any of its obligations hereunder and such assignee shall agree in writing to be bound by the terms and conditions contained herein. In no event, however, may either Party assign any intellectual property licenses or rights granted in this Agreement to a bankruptcy trustee or in connection with bankruptcy or insolvency proceedings, and each Party agrees that it will not assign any rights under this Agreement to its Affiliates, or grant sublicenses to its Affiliates, as part of a sham transaction intended to circumvent the general prohibition on assigning rights or granting sublicenses to third parties. Any unauthorized assignment or transfer shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns.

        10.9    Waiver.    If a Party fails to insist on performance of any of the terms and conditions of this Agreement, or fails to exercise any of its rights or privileges under this Agreement, such failure will not constitute a waiver of such terms, conditions, rights, or privileges.

        10.10    Severability.    If the application of any provision or provisions of this Agreement to any particular facts or circumstances is held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement will not in any way be affected or impaired thereby; and (ii) such provision or provisions will be reformed without further action by the Parties and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

        10.11    Counterparts and Facsimile.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute one and the same instrument. The Parties intend that each Party will receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, will be deemed to be an original.

        10.12    Rules of Construction.    As used in this Agreement, all terms used in the singular will be deemed to include the plural, and vice versa, as the context may require. The words "hereof," "herein," and "hereunder" refer to this Agreement as a whole, including the attached exhibits, as the same may from time to time be amended or supplemented, and not to any subdivision in this Agreement. When used in this Agreement, unless otherwise expressly stated, "including" means "including, without limitation" and "discretion" means sole discretion. Unless otherwise expressly stated, when a Party's approval or consent is required under this Agreement, such Party may grant or withhold its approval or consent in its discretion. References to "Section" or "Exhibit" will be to the applicable section or exhibit of this Agreement. Descriptive headings are inserted for convenience only and will not be utilized in interpreting this Agreement. This Agreement has been negotiated by the Parties and reviewed by their respective counsel and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party. For purposes of Sections 10.1 through 10.13, Jazz and the Company will considered one and the same Party.

        10.13    Entire Agreement.    As to the subject matter hereof: (i) this Agreement, including its exhibits, sets forth the entire agreement between the Parties; (ii) no promise, inducement, understanding, or agreement not expressly contained herein has been made; and (iii) this Agreement merges and supersedes any and all previous agreements, understandings, and negotiations between the Parties. The foregoing shall not be construed to amend or in any way modify the Contribution Agreement or the rights and remedies of the parties thereto.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date by the undersigned duly authorized representatives of each Party.

CONEXANT SYSTEMS, INC.		SPECIALTYSEMI, INC.
By:	/s/ DWIGHT DECKER	By:	/s/ CLAUDIUS E. WATTS IV
Name:	Dwight Decker	Name:	Claudius E. Watts IV
Title:	Chief Executive Officer	Title:	President
NEWPORT FAB, L.L.C.
		By:	/s/ SCOTT SILCOCK
		Name:	Scott Silcock
		Title:	Director of Operations

EXHIBIT A

LICENSED TSMC IP RIGHTS

        "Licensed TSMC IP Rights" means (a) the Process Patents, (b) all trade secret rights and any other forms of intellectual property rights and proprietary rights applicable to the TSMC Licensed Process Technology (other than patents, patent applications, and other patent rights and rights in trademarks and trade names and similar rights), and (c) any Conexant Improvements that are included in the Transferred Patents or the Transferred Know-How.

        "Process Patents" means (a) the patents and patent applications listed on this Exhibit A, (b) all patents that issue from the patent applications listed on this Exhibit A, and (c) any other patents claiming priority from the issued patents described in clauses (a) and (b) of this definition but only to the extent the claims of such other patents are the same as the claims in the issued patents described in clauses (a) and (b) of this definition.

        "TSMC Licensed Process Technology" means Conexant's inventions and methods for Silicon Germanium BiCMOS, BiCMOS, Bipolar, and CMOS processing and manufacture of SiGe Chips (except for the inventions and methods claimed in the Process Patents) and the related ideas, information, design kits, and know-how provided or disclosed to TSMC, or obtained by TSMC's employees or agents while at Conexant's facilities, pursuant to the TSMC License Agreement.

        "SiGe Chips" means wafers with circuit geometries of 0.35 micron or 0.18 micron manufactured using the Licensed TSMC IP Rights.

        "Conexant Improvements" means any and all enhancements, modifications, updates, improvements, and successor technologies to the Licensed TSMC IP Rights (including know how, trade secrets, and maskworks) whether or not patentable or reduced to practice, that are developed by or for Conexant independently of activities under the TSMC Agreement and have been furnished by Conexant to TSMC pursuant to section 3.5 of the TSMC Agreement.

Application/Patent No.	Case Number	I. TITLE	II. FILE DATE
09/671,928	97RSS340DIV	Method and Apparatus for High-Resolutions IN-SITU Plasma Etching of Inorganic and Metal Films	9/27/00
09/275,628	97RSS340	Method and Apparatus for High-Resolutions IN-SITU Plasma Etching of Inorganic and Metal Films	3/24/99
	00CXT0568	Structure for Reduction of Base and Emitter Resistance and Related Method	9/30/00
	00CXT0572	Method for Reducing Contamination Prior to Epitaxial Growth and Related Structure	9/30/00
	97RSS433DIV	Interconnect Structure and Method Employing Air Gaps Between Metal Lines and Between Metal Layers	10/9/00
09/193,499	97RSS433	Interconnect Structure and Method Employing Air Gaps Between Metal Lines and Between Metal Layers	11/16/98
09/427,407	98RSS063	Control of STI Narrow Width Effect with Nitride Undercut Etch	10/25/99
09/430,729	99RSS302	Improved Tungsten Plug for Deep-Submicron Contact and Bias	10/29/99
09/411,807	99RSS126	Stepper Alignment Mark Design for Metal Layers When CMP Process is Used	10/4/99
09/210,965	97RSS330	Semiconductor Interconnect Structure Employing a PECVD Inorganic Dielectric Layer and Process for Making the Same	12/14/98
09/502,418	99RSS214	Vertical MIM (Conductor/insulator/conductor) Capacitor (Vertical to the Wafer Surface)	2/10/00
09/497,360	99RSS451	Pre-Clean Chamber	2/3/00
09/498,169	99RSS452	Wafer Detection Apparatus	2/4/00
09/247,201	98RSS098	Innovative Flourine-Based Dry Strip Process Flow On Sub-Quarter-Micron	2/9/99
09/247,234	97RSS546	Advanced Dry Strip of Sub-Quarter Micron Interconnect	2/9/99

09/275,628	97RSS340	High Resolution In-Situ Inorganic ARC/Metal Etch Process	3/24/99
09/559,292	99RSS416	Fabrication Method and Structures of Low-K Damascene Interconnects	4/25/00
09/578,229	99RSS248	Structure and Method for Fabrication of an Improved Capacitor	5/24/00
	99RSS344	Technique for Reducing 1/f Noise Using N2-Implant, in Single/Dual Gate Oxide Processes	6/28/00
09/162,579	97RSS515	Dummy Fill Cell for Reducing Layer-to-Layer Interaction	9/29/98
Application/Patent No.	Case Number	III. TITLE	IV. FILE DATE
	99RSS110	Reliable Manufacturing Process for High Density Metal-Insulator-Metal Capacitors	11/22/00
	99RSS131	High Density Capacitor Formation	Unfiled
09/590,462	99RSS140	High Performance NPN Varactors For VCOs In Wireless Systems	6/9/00
	99RSS482	High Density Metal Insulator Metal Capacitors Using Reoxidized Dielectrics	Unfiled
	00CXT0058T	Vapor Phase Doping as a Technique to Form Extrinsic Base and Base Contact	Closed
	00CXT0280T	Deep Trench Isolation Integration Scheme Using Highly Anisotropic And Selective Pad TEOS Hardmask Dry Removal	N/A
09/667,364	00CXT0379T	Tapered Metal For Boosting The ESD Current Failure Point Of Protection Diodes	9/21/00
	00CXT0564T	Self Aligning NPN Extrinsic Base And Emitter With Selection Of Epi-base Profile	N/A
	00CXT0565T	Structure For Highly Scalable, High Performance Npn SiGe Bipolar Device	N/A
	00CXT0571T	In-Situ Doped Poly With Buffer Layer For Emitter Poly Application	N/A
	00CXT0572T	Method Of Integrating Low Defectivity SiGe Epi Into BiCMOS Process	9/30/00
	00CXT0580T	A Low Temperature RTP Process to Form a Very Thin Interfacial Dielectric Between Poly Emitter and the Base of a Bipolar Transistor.	11/17/00
	00CXT0598T	Method To Improve Npn Performance By Reducing Parasitic Base-Emitter Capacitance	Unfiled
	00CXT0600T	Method To Form Lateral PNP Device With SiGe Epi Process	Unfiled
	01CXT0008T	A Process for Doping the Intrinsic Base of a SiGe NPN Transistor By Using Vapor Phase Doping Source	N/A
	01CXT0009T	Methods for Incorporating P Type Dopants in a SiGe NPN By Ex-situ Processes	N/A
	01CXT0090T	High Performance Varactors for Wireless Applications	N/A
	00CXT0576T	Low Cost High Value Resistor Formation	V. UNFILED
	00CXT0597T	Method For Shaping CMOS Region To Avoid Formation Of Polysilicon Stringers	VI. UNFILED
	00CXT0688T	Self-Aligned Bipolar Transistor	VII. 11/22/00
	01CXT0031T	Lateral PNP Structure with Hole Burrier Layer on Emitter for Improving Beta	VIII. N/A

EXHIBIT B
MINIMUM TERMS

        A.    When the sublicensee is a Conexant Spin-off or a purchaser of all or any part of any Conexant business unit, division, or operation:

  1.
  The scope of the sublicense is limited to Sublicensee Products, to be defined as "semiconductor devices and products that are or were (a) designed or developed by or for the sublicensee or any Affiliate (to be defined in substantially the same manner as such term is defined in this Agreement) of the sublicensee, or any company (or business unit or division of another company) acquired at any time (whether by acquisition of assets, acquisition of stock, merger, or otherwise) by the sublicensee or any Affiliate of the sublicensee, or (b) designed or developed prior to the date on which the sublicense is granted, or under development as of the date on which the sublicense is granted, by Conexant or Rockwell International Corporation (or any company, or business unit or division of another company, acquired by Conexant or Rockwell International Corporation or an Affiliate of Conexant or Rockwell International Corporation, whether by acquisition of assets, acquisition of stock, merger, or otherwise), provided that the rights to such semiconductor devices and products have been transferred by Conexant to the sublicensee)".

  2.
  In addition to the limitation in paragraph #1, upon a Change in Control (to be defined in substantially the same manner as such term is defined in this Agreement) of the sublicensee, in order for the sublicenses to extend to Sublicensee Products manufactured using Specialty Process Technology other than those that were manufactured before, or are being manufactured or are under development as of, the date of such Change in Control, for a period of two (2) years after such Change in Control the purchaser or surviving entity in such Change in Control must give the Company a right of first refusal to supply all such products that are manufactured using the Specialty Process Technology sublicensed to the sublicensee.

  3.
  The sublicensee may grant further sublicenses only (a) to its Affiliates, (b) in connection with the sale of all or any part of any of its business units, divisions, or operations, or (c) to third-party manufacturers (but only for the purpose of having such third-party manufacturers manufacture Sublicensee Products for the sublicensee and Affiliates of the sublicensee and provide related services (including testing, assembly, and packaging services) to the sublicensee and Affiliates of the sublicensee). Before granting any such sublicense, the sublicensee must ensure that the sub-sublicensee has signed a binding written agreement containing, at a minimum, the terms set forth in part A of this Exhibit B (in the case of sublicenses to Affiliates and purchasers of business units, divisions, or operations) or the terms set forth in part B of this Exhibit B (in the case of sublicenses to third-party manufacturers). At the request of Conexant or the Company, the sublicensee will provide a copy of each such sublicense agreement.

  4.
  The sublicensee may not disclose, provide, or otherwise make the Transferred Know-How (or any portion thereof that has not become generally available to the public through no fault of the sublicensee, that was not provided to the sublicensee by a third party free of any confidentiality duties or obligations, or that the sublicensee can prove was independently developed by employees or contractors of the sublicensee without reference to the Transferred Know-How) available to any third party.

  5.
  The sublicensee must limit access to the Transferred Know-How to those of its employees who have a need to know, who have confidentiality obligations no less restrictive than those set forth herein, and who have been informed of the confidential nature of Transferred Know-How.

  6.
  The sublicensee must protect the Transferred Know-How from unauthorized use, access, or disclosure in the same manner as it protects its own Confidential Information of a similar nature, and in no event with less than reasonable care.

  7.
  When the sublicensee no longer has a valid license to use the Transferred Know-How (or any portion thereof), the sublicensee must return to the Company or destroy (or in the case of electronic files permanently erase) all software, information, data, documents, and materials included in the Transferred Know-How (or such portion thereof), except that the sublicensee may retain one archival copy solely for evidentiary purposes.

        B.    When the sublicensee is a third party engaged to manufacture products for Conexant, a Conexant Spin-off, or any of their respective Affiliates:

  1.
  In no event may the sublicensee use the sublicensed Process Technology to provide semiconductor fabrication services (or similar services) to anyone other than Conexant, Conexant Spin-offs, or their respective Affiliates.

  2.
  The sublicensee may use the sublicensed Process Technology only for the purpose of manufacturing Conexant Products for Conexant, Conexant Spin-offs, and their respective Affiliates and provide related services (including testing, assembly, and packaging services) to Conexant, Conexant Spin-offs, and their respective Affiliates).

  3.
  The sublicensee may not grant further sublicenses.

  4.
  The sublicensee may not disclose, provide, or otherwise make the Transferred Know-How (or any portion thereof that has not become generally available to the public through no fault of the sublicensee, that was not provided to the sublicensee by a third party free of any confidentiality duties or obligations, or that the sublicensee can prove was independently developed by employees or contractors of the sublicensee without reference to the Transferred Know-How) available to any third party.

  5.
  The sublicensee may not disclose, provide, or otherwise make the Transferred Know-How (or any portion thereof that has not become generally available to the public through no fault of the sublicensee, that was not provided to the sublicensee by a third party free of any confidentiality duties or obligations, or that the sublicensee can prove was independently developed by employees or contractors of the sublicensee without reference to the Transferred Know-How) available to any third party.

  6.
  The sublicensee must protect the Transferred Know-How from unauthorized use, access, or disclosure in the same manner as it protects its own Confidential Information of a similar nature, and in no event with less than reasonable care.

  7.
  When the sublicensee no longer has a valid license to use the Transferred Know-How (or any portion thereof), the sublicensee must return to the Company or destroy (or in the case of electronic files permanently erase) all software, information, data, documents, and materials included in the Transferred Know-How (or such portion thereof), except that the sublicensee may retain one archival copy solely for evidentiary purposes.

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  Exhibit 10.8
TRANSFERRED IP LICENSE AGREEMENT